Exhibit 10.4

RADIAN GROUP INC.

2008 EQUITY COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT GRANT LETTER

THIS RESTRICTED STOCK UNIT GRANT LETTER (the “Grant Letter”), dated as of May 13, 2009 (the “Grant Date”), is delivered by Radian Group Inc., a Delaware corporation (the “Company”), to [NAME], a director of the Company (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. 2008 Equity Compensation Plan, as amended (the “Plan”) permits the grant of Restricted Stock Units to non-employee directors of the Company, in accordance with the terms and provisions of the Plan;

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (incorporated unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and vesting conditions hereinafter set forth, the Company hereby grants to the Grantee              restricted stock units (“Restricted Stock Units”).

2. Vesting.

(a) General Vesting Terms. Provided the Grantee remains in a service relationship with the Company through the vesting date specified in this Section 2(a), and meets any applicable vesting requirements set forth in this Grant Letter, the Restricted Stock Units shall vest on the third anniversary of the Grant Date (May 13, 2012) (the “Vesting Date”), except as otherwise set forth in this Grant Letter.

(b) Retirement, Death, or Disability. If the Grantee has a separation from service as a member of the Board of Directors of the Company because of (i) the Grantee’s Retirement, or (ii) the Grantee’s death or Disability, the Grantee’s Restricted Stock Units will automatically vest in full on the date of the occurrence of the event. For purposes of this Grant Letter, the term “Disability” shall mean that the Grantee is unable to perform the functions of his or her position as a director of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Committee in its sole discretion.

(c) Change of Control. If a Change of Control occurs and, at any time during the period beginning on the date on which the Change of Control occurs and ending on the date that is 90 days following the first meeting of the stockholders of the Company or the surviving entity that occurs following the Change of Control, the Grantee has a separation from service as a member of the board of directors of the Company or any successor entity as a result of such Grantee’s failure to be (i) appointed to the board of directors of the surviving entity upon the Change of Control, (ii) nominated for reelection to the board of directors of the Company or surviving entity, or (iii) reelected after nomination to the board of directors of the Company or the surviving entity, the Restricted Stock Units will automatically vest in full on the date of the Grantee’s separation from service. For the avoidance of doubt, in no event shall a Change of Control occur as a result of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”).

Except as specifically provided for in this Grant Letter, no Restricted Stock Units will vest in the event of Grantee’s separation from service as a member of the Board of Directors of the Company for any reason prior to the Vesting Date, and upon a separation from service prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions or conditions have not lapsed. For purposes of this Grant Letter, the period over which the Restricted Stock Units vest is referred to as the “Vesting Period”.

3. Restricted Stock Units Account. The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4. Dividend Equivalents. The Grantee will not be entitled to receive any dividend equivalents with respect to the Restricted Stock Units held in the Grantee’s account.

5. Conversion of Restricted Stock Units. The Grantee shall be entitled to receive a distribution with respect to his vested Restricted Stock Units when the Grantee has a separation from service as a member of the Board of Directors of the Company. The date on which such separation from service shall occur shall be the “RSU Conversion Date”. For purposes of this Grant Letter, “separation from service” shall have the meaning set forth in the final regulations under section 409A of the Code.

Each Restricted Stock Unit credited to the Grantee’s account shall be settled, in cash, for an amount that is equal to the fair market value of a share of Common Stock as of the RSU Conversion Date. Within 15 days after the RSU Conversion Date, the Company shall pay to the Grantee a cash payment in an amount equal to the fair market value of a share of Common Stock as of the RSU Conversion Date times the number of vested Restricted Stock Units granted in this Grant Letter. All obligations of the Company hereunder shall be subject to the rights of the Company as set forth in the Plan.

6. Certain Corporate Changes. If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under this Grant Letter, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number of Restricted Stock Units held by the Grantee to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units.

7. No Stockholder Rights. Neither the Grantee, nor any person entitled to receive a distribution relating to the Restricted Stock Units in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Common Stock subject to any Restricted Stock Units grant.

8. Cancellation or Amendment. This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

9. Notice. Any notice to the Company provided for in this instrument shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown in the Corporate Secretary’s records of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Grant Letter, Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

10. Incorporation of Plan by Reference. This Grant Letter is made pursuant to the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under this Grant Letter constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

11. Income Taxes; Withholding Taxes. Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units granted pursuant to this Grant Letter.

12. Governing Law. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

13. Grant Subject to Applicable Laws. This Grant Letter shall be subject to any required approvals by any governmental or regulatory agencies. Notwithstanding anything in this Grant Letter to the contrary, the Plan, this Grant Letter, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in TARP, and the Committee reserves the right to modify this Grant Letter and the Restricted Stock Units as necessary to conform to any restrictions imposed under TARP. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to TARP restrictions applicable to the Restricted Stock Units granted to the Grantee under this Grant Letter.

14. Assignment. This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Units, except to a successor grantee in the event of the grantee’s death.

15. Section 409A Addendum. This Grant is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code, including the six month delay for key employees if applicable. Notwithstanding any provision to the contrary herein, payments or distributions made with respect to this Grant may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a separation of service hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of the Grant would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Grant to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, Radian Group Inc. has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

RADIAN GROUP INC.

Suzann C. Boylan
Chief Human Resources Officer

I hereby accept the award of the Restricted Stock Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby agree that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Acknowledged and Agreed by Award Recipient:

Signature:

Print Name:

Date:

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